UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 19, 2013 (August 14, 2013)

HERTZ GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33139	20-3530539
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address of principal executive offices, including zip code)

(201) 307-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

On August 14 and August 15, 2013, Hertz Global Holdings, Inc. (“Hertz Holdings”) entered into privately negotiated agreements with certain holders (the “Holders”) of approximately $128.4 million in aggregate principal amount of Hertz Holdings’ 5.25% Convertible Senior Notes due 2014 (the “Convertible Notes”), pursuant to which the Holders agreed to convert Convertible Notes held by them in accordance with the terms of the indenture governing the Convertible Notes.  The Convertible Notes were convertible at a rate of 120.6637 shares of Hertz Holdings’ common stock, par value $0.01 per share (the “Common Stock”), for each $1,000 in principal amount of Convertible Notes (with cash delivered in lieu of any fractional shares), which we anticipate will result in the issuance of an aggregate of approximately 15.5 million shares of Common Stock.  Such shares of Common Stock will be issued in exchange for Convertible Notes in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), under Section 3(a)(9) of the Act.

Pursuant to the agreements with the Holders, Hertz Holdings also anticipates paying to the Holders an aggregate of approximately $3.9 million in cash in connection with the settlement of the conversions of their Convertible Notes.

As previously disclosed, on August 12, 2013, Hertz Holdings entered into privately negotiated agreements with certain other holders of approximately $213.9 million in aggregate principal amount of the Convertible Notes providing for the conversion of Convertible Notes held by them, as a result of which Hertz Holdings issued an aggregate of approximately 25.8 million shares of Common Stock.

Prior to the foregoing conversions, there was approximately $474.7 million in aggregate principal amount of the Convertible Notes outstanding.  After taking into account the foregoing conversions, approximately $132.4 million in aggregate principal amount of the Convertible Notes will remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC.
(Registrant)

By:	/s/ Elyse Douglas
Name:	Elyse Douglas
Title:	Senior Executive Vice President and Chief Financial Officer

Date: August 19, 2013